Exhibit 10.15

FORM OF NONQUALIFIED STOCK OPTION AGREEMENT

This NONQUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of (the “Grant Date”), is entered into between FML Holdings, Inc., a Delaware corporation (the “Company”), and the optionee named on the signature page hereto (the “Optionee”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Company has established the FML Holdings, Inc. Stock Option Plan (the “Plan”);

WHEREAS, the Optionee is being granted an option to purchase the number of shares of Class B non-voting common stock listed on the signature page hereto, of the Company (the “Shares”), on the terms and subject to the conditions set forth in this Agreement and in the Plan; and

WHEREAS, the Optionee either (i) is a party to the Stockholders’ Agreement (as defined herein) or (ii) will become a party to the Stockholders’ Agreement prior to the exercise of Options (as defined herein).

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Cumulative EBITDA” shall mean, with respect to any fiscal year of the Company set forth on Schedule A to this Agreement, the actual aggregate amount of EBITDA of the Company and its consolidated subsidiaries for the period commencing on January 1, 2011, and ending on the last day of such fiscal year (with such period being treated as one accounting period for such purposes).

“Cumulative EBITDA Target” shall mean, with respect to any fiscal year of the Company set forth on Schedule A to this Agreement, the applicable amount set forth opposite such fiscal year on Schedule A.

“EBITDA” shall mean an amount equal to the Company’s (i) net income for such period, plus, to the extent reducing net income in such period, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, profits or capital, (c) total depreciation and depletion expense, (d) total amortization expense, (e) non-recurring expenses or losses reducing net income for such period, (f) other non-cash charges reducing net income for such period including, for avoidance of doubt, option related expenses (but excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), minus (ii) other non-cash gains increasing net income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period), and minus (iii) all non-recurring gains increasing net income for such period.

“EBITDA Target” shall mean the EBITDA performance goals set forth on Schedule A attached hereto for each fiscal year of the Company.

“Exercise Notice” shall have the meaning ascribed to such term in Section 6 of this Agreement.

“Exercise Price” shall have the meaning ascribed to such term in Section 2 of this Agreement.

“Option Term” shall have the meaning ascribed to such term in Section 3 of this Agreement.

2. Grant of Option; Option Price.

(a) On the terms and subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Optionee the Option to purchase up to the number of Shares listed on the signature page hereto (the “Option Shares”) at an exercise price of $             per Share, which is not less than Fair Market Value (the “Exercise Price”) as of the Grant Date. The foregoing notwithstanding, the Optionee acknowledges that the Company cannot and has not guaranteed that the Internal Revenue Service (“IRS”) will agree that the per Share Exercise Price of the Option equals or exceeds the Fair Market Value of a Share on the Grant Date in a later determination. The Optionee agrees that if the IRS determines that the Option was granted with a per Share Exercise Price that was less than the Fair Market Value of a Share on the Grant Date, the Optionee shall be solely responsible for any costs or tax liabilities related to such a determination. The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company. The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(b) The Company agrees that at all times there shall be made available for issuance upon exercise of the Option the Option Shares (or the remaining unexercised portion of the Option, if less) without regard to whether or the extent to which the Option is then exercisable, and that the par value of those Option Shares will at all times be less than the Exercise Price. The Company further represents and agrees that all Option Shares which may be issued upon the exercise of the Option will, upon issuance, be validly issued, fully paid and nonassessable and free from liens and charges arising from actions of the Company with respect to the issuance thereof.

3. Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall theretofore have been terminated in accordance with the terms of this Agreement or the Plan.

4. Vesting.

(a) Unless accelerated as otherwise provided in this Section 4, the Option shall become fully (100%) exercisable as to all of the Option Shares on the seventh anniversary of the Grant Date, so long as the Optionee continues to be an Employee or Key Non-Employee at all times from the Grant Date through the seventh anniversary of the Grant Date.

(b) The percentage of the Option set forth on Schedule A shall become exercisable as of the last day of each fiscal year set forth on Schedule A, if (i) EBITDA for such fiscal year equals or exceeds the EBITDA Target set forth on Schedule A for such fiscal year, and (ii) the Optionee has been an Employee or Key Non-Employee at all times from the Grant Date through the last day of such fiscal year.

(c) If the Company fails to meet an EDITDA Target for a fiscal year, but meets the Cumulative EBITDA Target in that year or a later year (and the Optionee has been an Employee or Key Non-Employee at all times from the Grant Date through the last day of such later year), the applicable percentage of the Option which would have become exercisable pursuant to Section 4(b) shall become exercisable.

(d) Notwithstanding anything herein or in the Plan to the contrary, if an Optionee ceases to be an Employee or Key Non-Employee as the result of his or her death or Disability, the Optionee shall be eligible to vest in the percentage of the Option as set forth on Exhibit A for the year in which the Optionee’s services terminate, to the extent the EBITDA Target or Cumulative EBITDA Target is attained for such year.

(e) Upon the consummation of a Transaction, any portion of the Option which is not yet exercisable shall immediately become exercisable in full, so long as the Optionee has been an Employee or Key Non-Employee at all times from the Grant Date through the Transaction.

5. Adjustments in EBITDA Targets. Should the Company consummate any mergers or acquisitions or divestitures (whether of assets or stock or other interests) or other extraordinary transactions, the Board will in good faith adjust the EBITDA Targets to take into account the effects of such transaction in order to obtain a substantially equivalent economic result under the Option. Any such adjustment by the Board shall be final and binding.

6. Procedure for Exercise.

(a) The Option may be exercised with respect to Shares that are exercisable, from time to time, in whole or in part, by delivery of a written notice (the “Exercise Notice”) from the Optionee to the Company at its principal executive office, at least ten (10) days before the date on which the Optionee wishes to exercise the Option, and shall: specify the number of Shares with respect to which the Optionee is exercising the Option; include any representations of the Optionee required under Section 10 hereof; and state the date upon which the Optionee desires to consummate the purchase of such shares (which date must be prior to the termination of the Option).

(b) Payment of the Exercise Price for the Shares (plus any applicable federal, state or local withholding taxes) shall be made (i) in cash, by check payable to the order of the Company (ii) by transferring previously owned Shares to the Company so long as such transfer does not result in any adverse accounting consequences to the Company, (iii) by having Shares withheld or (iv) pursuant to a “cashless exercise” procedure (provided that, with respect to the payment of any applicable federal, state or local withholding taxes under subsections 6(b)(ii), (iii), or (iv), the Committee, in its sole discretion, has expressly approved such form of payment in advance). Any Shares transferred to the Company as payment of the Exercise Price shall be valued at their Fair Market Value on the date of exercise of the Option.

(c) As a condition to the exercise of the Option and prior to the issuance of any Shares, the Optionee (or the representative of his estate) shall be required to execute the Stockholders’ Agreement, unless the Board otherwise waives such requirement. In addition to the other restrictions contained in the Stockholders’ Agreement, the Optionee (or the representative of his estate) acknowledges and agrees that he or she shall be subject to the repurchase rights set forth in Section 5 of the Stockholders’ Agreement following the date the Optionee ceases to be an Employee or Key Non-Employee and any Shares acquired pursuant to the exercise of the Option shall be Call Option Securities under Section 5 of the Stockholders’ Agreement.

7. Termination of Service. Any portion of the Option which is not exercisable upon the Optionee’s termination of employment or other engagement with the Company or any of its Affiliates for any reason shall terminate as of the date on which such termination of employment or engagement occurs; provided that if the Optionee’s employment or other engagement terminates for Cause, the Option, whether exercisable or nonexercisable, shall be deemed to have terminated as of the date of termination of employment or other engagement. Notwithstanding the foregoing, upon an Optionee’s (i) termination of employment or other engagement due to death or Disability, the Optionee (or his representative) shall be entitled to exercise any then exercisable portion (including any portion which may become exercisable pursuant to Section 4(d) of this Agreement) of the Option for twelve months following such termination (or, with respect to any portion of the Option which becomes exercisable pursuant to Section 4(d), if later, until the date thirty (30) days following the date the Optionee is provided with written notice of the level of EBITDA Target attained for such year); provided, however, in no event shall the Option be exercisable after the expiration of the Option Term, or (ii) termination of employment or other engagement other than for Cause, death or Disability, the Optionee (or his representative) shall be entitled to exercise any then exercisable portion of the Option for three months after the date of termination, or the end of the Option Term, if earlier.

8. No Rights as a Stockholder. The Optionee shall not have any rights or privileges of a stockholder with respect to any of the Shares subject to the Option until the date of acceptance by the Company of payment for such Shares pursuant to the exercise of the Option in accordance with the terms and conditions set forth in this Agreement.

9. Additional Provisions Related to Exercise. In the event of the exercise of the Option at a time when there is not in effect a registration statement under the Securities Act relating to the Shares, the Optionee hereby represents and warrants, and by virtue of such exercise shall be deemed to represent and warrant, to the Company that the Shares are being acquired for investment only and not with a view to the distribution thereof except in compliance with the Act, and the Optionee shall provide the Company with such further representations and warranties as the Board may reasonably require in order to ensure compliance with applicable federal and state securities, “blue sky” and other laws. No Shares shall be purchased upon the exercise of the Option unless and until the Company and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction.

10. Restriction on Transfer.

(a) The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b) All Shares issued to the Optionee upon exercise of the Option shall be subject to the restrictions contained in the Stockholders’ Agreement.

11. Restrictive Legend. All stock certificates representing shares issued upon exercise of the Option shall, unless otherwise determined by the Board, have affixed thereto a legend substantially in the form set forth in the Stockholders’ Agreement.

12. No Right to Employment. Nothing in the Option shall confer upon the Optionee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Optionee’s employment or to increase or decrease the Optionee’s compensation at any time.

13. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier by telecopy or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a) if to the Company, at:

ASP FML Holdings, LLC

c/o American Securities, LLC

299 Park Avenue, 34th Floor

New York, NY 10171

Attention: Matthew LeBaron and Eric Schondorf, Esq.

Facsimile No.: (212) 697-5524

and

FML Holdings, Inc.

Fairmount Minerals, Ltd

P.O. Box 87

11833 Ravenna Road

Chardon, Ohio 44024

Attention: Jenniffer D. Deckard, VP- Finance,

Treasurer and Assistant Secretary

Facsimile No.: 440-285-0707

with copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Fax: (212) 836-8689

Attention: Emanuel S. Cherney, Esq.

(b) if to the Optionee, at the address most recently supplied to the Company and set forth in the Company’s records, with a copy to his attorney at such address as shall have been provided to the Company;

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date received), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following the date on which the piece of mail containing such communication is posted.

14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach. Any of the provisions of this Agreement may be waived only by an instrument in writing executed by the party or parties whose rights are being waived.

15. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the provisions of this Agreement.

16. Amendment. Except as otherwise provided in the Plan, this Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument, duly executed by both parties. Waivers of or amendments to this Agreement shall be binding as against the Company only if approved by the Board.

17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to principles of conflicts of laws).

18. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

19. Entire Agreement. This Agreement and the Plan (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

20. Severability. In the event any one or more of the provisions of this Agreement should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

21. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth in Section 11 hereof.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Nonqualified Stock Option Agreement as of the date first written above.

FML HOLDINGS, INC.

By:
Name:
Title:

OPTIONEE

Name:

OPTIONEE	NUMBER OF OPTION SHARES

Schedule A

Fiscal Year	EBITDA Target	Cumulative EBITDA Target	Vested Percentage

A-1